EXHIBIT 10.44

                                              PAGES WHERE CONFIDENTIAL TREATMENT
                                                  HAS BEEN REQUESTED ARE STAMPED
                                              "CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                          SEPARATELY FILED WITH THE COMMISSION."
                                         THE APPROPRIATE SECTION HAS BEEN MARKED
                                             AT THE APPROPRIATE PLACE AND IN THE
                                                        MARGIN WITH A STAR (*)."


                            ASSET PURCHASE AGREEMENT

                           Dated as of August 21,1996
                                  By and Among

                    Castle Dental Centers of Louisiana, Inc.
                                  as Purchaser,


                          Castle Dental Centers, Inc.,
                                    as Castle


                     William T. Harris D.D.S. and Associates
                       (a Professional Dental Corporation)
                                    as Seller

                                       and

                                   Tom Harris
                                 as Shareholder

                                TABLE OF CONTENTS

                                    ARTICLE I

        DEFINITIONS............................................................1
        1.1    Definitions.....................................................1

                                   ARTICLE II

        THE TRANSACTION........................................................5
        2.1    Purchase and Sale of Assets.....................................5
        2.2    Excluded Assets.................................................7
        2.3    Assumption of Obligations.......................................7
        2.4    Nonassignable Contracts and Leases..............................7
        2.5    Closing.........................................................8

                                   ARTICLE III

        PAYMENT OF PURCHASE PRICE..............................................8
        3.1    Amount; Allocation; Delivery....................................8
        3.2    Apportionments..................................................8
        3.3    Agency Relationship.............................................9

                                   ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF SELLER
        AND THE SHAREHOLDER....................................................9
        4.1    Representations and Warranties of Seller and the Shareholder.  .9
        4.2    Existence and Good Standing.....................................9
        4.3    Authorization and Validity of Agreement.........................9
        4.4    Capital Stock..................................................10
        4.5    Consents and Approvals; No Violations..........................10
        4.6    Subsidiaries and Affiliates....................................11
        4.7    Financial Statements; No Material Adverse Change...............11

        4.8    Books and Records..............................................11
        4.9    Title to Properties; Encumbrances; Condition...................11
        4.10   Real Property..................................................12
        4.11   Leases.........................................................12
        4.12   Material Contracts.............................................12
        4.13   Permits........................................................13
        4.14   Litigation.....................................................13
        4.15   Taxes..........................................................13
        4.16   Insurance......................................................14
        4.17   Intellectual Properties........................................14
        4.18   Compliance with Laws...........................................15
        4.19   Employment Relations...........................................15
        4.20   Employee Benefit Plans.........................................15
        4.21   Environmental Laws and Regulations.............................15
        4.22   Interests in Customers, Suppliers, Etc.........................16
        4.23   Compensation of Employees......................................16
        4.24    Payors.  .....................................................16
        4.25   Accounts Receivable; Accounts Payable..........................16
        4.26   Solvency.......................................................17
        4.27   Disclosure.....................................................17
        4.28   Investments....................................................17
        4.29   Broker's or Finder's Fees......................................18
        4.30   Copies of Documents............................................18

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PURCHASER
               AND CASTLE.....................................................18
        5.1    Representations and Warranties of Purchaser....................18
        5.2    Representations and Warranties of Castle.......................19

                                   ARTICLE VI

        CONDITIONS TO SELLER'S AND THE SHAREHOLDER'S OBLIGATIONS..............22
        6.1    Truth of Representations and Warranties........................22

        6.2    Performance of Agreements......................................22
        6.3    No Litigation Threatened.......................................22
        6.4    Consideration..................................................22
        6.5    Governmental Approvals.........................................23
        6.6    Proceedings....................................................23
        6.7    Good Standing Certificates.....................................23
        6.8    Other Transaction..............................................23

                                   ARTICLE VII

        CONDITIONS TO PURCHASER'S AND CASTLE'S OBLIGATIONS....................23
        7.1    Truth of Representations and Warranties........................23
        7.2    Performance of Agreements......................................24
        7.3    No Material Adverse Change.....................................24
        7.4    Documents of Conveyance........................................24
        7.5    No Litigation Threatened.......................................24
        7.6    Governmental Approvals.........................................24
        7.7    Consents.......................................................24
        7.8    Legal Opinion..................................................24
        7.9    Proceedings....................................................24
        7.10   New PC.........................................................25
        7.11   Execution of Management Services Agreement.....................25
        7.12   Practice Purchase Agreement....................................25
        7.13   Approval of Lenders............................................25
        7.14   Consummation of Initial Public Offering........................25
        7.15   Seller Name Change.............................................25
        7.16   Tradename and Trademark License Agreements.....................25
        7.17   Accounts Receivable Purchase Agreement.........................25
        7.18   Option Agreement...............................................26
        7.19   Other Transaction..............................................26
        7.20   Good Standing Certificates.....................................26
        7.21   Releases of Liens..............................................26

                                  ARTICLE VIII

        COVENANTS OF SELLER AND THE SHAREHOLDER...............................26
        8.1    Cooperation by Seller..........................................26
        8.2    Conduct of Business............................................27
        8.3    Exclusive Dealing..............................................27
        8.4    Review of the Assets...........................................27
        8.5    Further Assurances.............................................28
        8.6    License Holder of New PC.......................................28

                                   ARTICLE IX

        COVENANTS OF PURCHASER................................................28
        9.1    Cooperation by Purchaser.......................................28
        9.2    Books and Records; Personnel...................................29
        9.3    Further Assurances.............................................29

                                    ARTICLE X

        TERMINATION...........................................................29
        10.1   Termination....................................................29
        10.2   Effect on Obligations..........................................30

                                   ARTICLE XI

        SURVIVAL AND INDEMNIFICATION..........................................30
        11.1   Indemnification of the Seller by Purchaser.....................30
        11.2   Indemnification of the Seller by Castle........................31
        11.3   Indemnification of the Purchaser and Castle....................31
        11.4   Demands........................................................31
        11.5   Right to Contest and Defend....................................32
        11.6   Cooperation....................................................32
        11.7   Right to Participate...........................................33
        11.8   Payment of Damages.............................................33

                                   ARTICLE XII

        MISCELLANEOUS.........................................................33
        12.1   Entire Agreement...............................................33
        12.2   Successors and Assigns.........................................33
        12.3   Counterparts...................................................33
        12.4   Headings.......................................................34
        12.5   Modification and Waiver........................................34
        12.6   No Third Party Beneficiary Rights..............................34
        12.7   Sales and Transfer Taxes.......................................34
        12.8   Expenses.......................................................34
        12.9   Notice.........................................................34
        12.10  Governing Law..................................................36
        12.11  Confidentiality; Publicity.....................................36
        12.12  Consent to Jurisdiction........................................36
        12.13  Severability...................................................36
        12.14  Enforcement....................................................37

SCHEDULES

        Schedule 2.2(a)      Excluded Contracts
        Schedule 2.2(f)      Other Excluded Assets
        Schedule 2.3         Assumed Obligations
        Schedule 4.5         Consents
        Schedule 4.6         Asset Owned by Third Parties which are Used in the
                               Business
        Schedule 4.7         Material Adverse Change
        Schedule 4.9         Encumbrances
        Schedule 4.10        Real Property
        Schedule 4.11        Leased Personal Property
        Schedule 4.12        Material Contracts and Proposals
        Schedule 4.13        Permits
        Schedule 4.14        Litigation
        Schedule 4.15        Taxes
        Schedule 4.16        Insurance Policies
        Schedule 4.17        Intellectual Property

        Schedule 4.21        Environmental Matters
        Schedule 4.23        Employee Compensation
        Schedule 4.24        Payors
        Schedule 4.25        Accounts Receivable
        Schedule 5.2.5       Consents of Castle


EXHIBITS
        Exhibit A            Seller's Counsel Legal Opinion
        Exhibit B            Management Services Agreement
        Exhibit C            Practice Purchase Agreement
        Exhibit D            Option Agreement

                            ASSET PURCHASE AGREEMENT


        ASSET PURCHASE AGREEMENT dated as of August 21, 1996 by and among Castle Dental Centers of Louisiana, Inc., a Louisiana corporation ("Purchaser"), Castle Dental Centers, Inc., a Delaware corporation ("Castle"), William T. Harris D.D.S. and Associates (a Professional Dental Corporation ("Seller"), and Tom Harris, the sole shareholder of Seller (the "Shareholder").

                              W I T N E S S E T H:

        WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, substantially all of the property, assets and business of Seller, all upon the terms and subject to the conditions set forth below.

        NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "ACCOUNTS RECEIVABLE": all notes and accounts receivable of Seller as of the Closing Date.

        "ACCOUNTS PAYABLE": the payables of Seller to trade account and other creditors as of the Closing Date as shown on Schedule 2.3.

        "AFFILIATE": with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

        "AGREEMENT": this Asset Purchase Agreement, as amended from time to time as provided herein.

        "ASSETS": as defined in Section 2.1 hereof.

        "ASSIGNED CONTRACTS":  as defined in Section 2.3 hereof.

        "ASSUMED OBLIGATIONS":  as defined in Section 2.3 hereof.

        "BALANCE SHEET DATE":  as defined in Section 4.7 hereof.

        "BOOKS AND RECORDS": all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the business or the ownership of the Assets, including personnel records and files, except that the Books and Records shall not include any books, records, files and other data of Seller which relate exclusively to organizational and corporate governance proceedings of Seller.

        "BUSINESS": the practice management of dentistry, including orthodontics and periodontics and all other management and related activities currently conducted by Seller.

        "CLOSING": as defined in Section 2.5 hereof.

        "CLOSING DATE": as defined in Section 2.5 hereof.

        "CODE": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

        "ENCUMBRANCES": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto that would have a Material Adverse Effect.

        "ENVIRONMENTAL CLAIM": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law (for purposes of this definition, "Claims") or any permit issued under any such Environmental Law, including without limitation (I) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial or other actions of damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "ENVIRONMENTAL LAW": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. ss. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ.; and relevant state and local laws.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

        "EXCLUDED ASSETS": as defined in Section 2.2 hereof.

        "EXCLUDED CONTRACTS":  as defined in Section 2.2(a) hereof.

        "FINANCIAL STATEMENTS":  as defined in Section 4.6 hereof.

        "GAAP": generally accepted accounting principles consistently applied.

        "HAZARDOUS MATERIALS": (I) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by an governmental authority.

        "INTELLECTUAL PROPERTY": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information relating to the conduct of the Business.

        "MATERIAL ADVERSE EFFECT": material adverse effect on the assets, liabilities, Business, condition (financial or otherwise), results or operations or prospects of the Seller, or its Affiliates.

        "NEW PC": a newly formed professional corporation in the State of Louisiana with a license holder mutually agreeable to Castle and Purchaser.

        "PERMITS": as defined in Section 4.13 hereof.

        "PERMITTED ENCUMBRANCES": as defined in Section 4.9 hereof.

        "PERSON": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or other entity.

        "PLANS": as defined in Section 4.20 hereof.

        "PRE-CLOSING PERIODS": as defined in Section 4.15(a) hereof.

        "PRICE ALLOCATION":  as defined in Section 3.1 hereof.

        "PURCHASE PRICE": as defined in Section 3.1 hereof.

        "PURCHASER": as defined in the preamble of this Agreement.

        "RETURNS": as defined in Section 4.15(a) hereof.

        "RELEASE": disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

        "SELLER" as defined in the preamble of this Agreement.

        "SELLER PROPERTY": any real property and improvements thereon presently owned, leased, operated or occupied by Seller.

        "TAX": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, AD VALOREM, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

                                   ARTICLE II

                                 THE TRANSACTION

        2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered to Purchaser, on the Closing Date, against the receipt by the Seller of the consideration specified in Section 3.1 hereof, the Assets, free and clear of any Encumbrances except Permitted Encumbrances. The term "Assets" shall mean all of the rights, title and interests of Seller and the Shareholder in and to the assets used in or relating to the conduct of the Business on the Closing Date, tangible and intangible, real, personal and mixed, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, except the Excluded Assets. The Assets shall include but are not limited to the following categories of assets:

               (a) all title to, interest in or rights with respect to real property, including leasehold interests, described in Schedule 4.10 attached hereto together with all buildings, facilities, fixtures and other leasehold improvements thereon and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereof;

               (b) plant, machinery, equipment, operating equipment, tools, supplies, inventories, furniture, fixtures, furnishings, vehicles and other fixed assets owned or leased and used or held for use in the conduct of the Business;

               (c) contracts, documents, instruments, insurance and indemnity policies and general intangibles of Seller, including the name "United Dental Care" and derivatives thereof, and goodwill associated therewith, other than the Excluded Contracts;

                (d) Accounts Receivable as of the Closing Date;

                (e) all licenses, permits, registrations and authorizations to the extent transferable, proprietary information, methods, know-how, designs, processes, procedures, goodwill and all rights to other Intellectual Property used in the Business;

                (f) Books and Records;

                (g) any rights pertaining to any counterclaims, set-offs or defenses it may have with respect to any Assumed Obligations;

                (h) all prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items; and

                (i) third-party indemnities, policies of insurance identified by Purchaser, fidelity, surety or similar bonds and the coverages afforded thereby relating to the Assets.

        2.2 EXCLUDED ASSETS. The Assets shall not include any of the following (the "Excluded Assets"):

               (a) each dentist employment contract, managed care contract, insurance or third party reimbursement agreement or other contract set forth on Schedule 2.2(a) and assumed by New PC (the Excluded Contracts");

               (b) cash, cash equivalents, deposits, advance payments, securities, letters of credit naming Seller as account party, certificates of deposit, drafts, checks and similar instruments;

               (c)    minute books and governance documents of the Seller;

               (d)    patient records all of which shall be assigned to New PC;

               (e) any other Asset the ownership of which shall be transferred by Seller to New PC at the direction of Purchaser; and

               (f)    any Asset listed on Schedule 2.2(f).

        2.3 ASSUMPTION OF OBLIGATIONS. Upon the sale of the Assets by Seller, Purchaser shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, only such of the obligations of Seller in respect of (a) the licenses, leases, permits, contracts, notes and other debts set forth in Schedule 2.3 (the "Assigned Contracts") which are being assigned to Purchaser hereunder and (b) Accounts Payable as of the Closing Date (collectively, "Assumed Obligations"). Notwithstanding anything contained herein to the contrary, Purchaser does not assume, and hereby expressly disclaims responsibility for, any obligation or liability of Seller or the Shareholder not described on Schedule 2.3, unless they are Assumed Obligations as that term is defined in that certain Asset Purchase Agreement of even date herewith by and among Castle Dental Centers of Arkansas, Inc., Castle Dental Centers of Oklahoma, Inc., Castle, United Dental Care Tom Harris D.D.S. & Associates and Tom Harris (the "Arkansas Purchase Agreement").

        2.4 NONASSIGNABLE CONTRACTS AND LEASES. In the case of any Assigned Contracts which are not by their terms assignable or with respect to which a consent to assignment is not obtained by the Closing Date, Seller and the Shareholder agree to use their best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Purchaser the

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.


benefit thereof. Purchaser shall cooperate with Seller and the Shareholder, in such manner as may be reasonably requested, in connection therewith, including without limitation, written assumptions of liability, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. If Seller and the Shareholder are unable to obtain such necessary written consents for the remaining term of such Assigned Contract, Purchaser shall act, or cause New PC to act as Seller's and the Shareholder's agent in the performance of all obligations and liabilities under such Assigned Contract and such Seller and the Shareholder shall act as Purchaser's agents in the receipt of any benefits, rights or interests which inure to such Seller or the Shareholder under such Assigned Contract.

        2.5 CLOSING. Subject to the satisfaction of the conditions to closing set forth herein, the closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Bracewell & Patterson, L.L.P., South Tower Pennzoil Place, 711 Louisiana Street, Suite 2900, Houston, Texas, on or before the earlier of (i) December 31, 1996 or (ii) expiration of thirty days following the consummation of an initial public offering of Castle stock in which gross proceeds exceed $25 million, or such other place, date and time as may be mutually agreed upon by the parties. Such time and date are referred to herein as the "Closing Date."

                                   ARTICLE III

                            PAYMENT OF PURCHASE PRICE

* 3.1 AMOUNT; ALLOCATION; DELIVERY. On the Closing Date, Purchaser shall pay to Seller [REDACTED] in cash (the "Purchase Price"), which shall be paid by wire transfer of immediately available funds to an account or accounts of Seller identified by Seller. Purchaser and Seller hereby agree to allocate the Purchase Price among the Assets in accordance with Section 1060 of the Code (the "Price Allocation"). The parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code. The parties further agree that they will report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the Price Allocation, as so adjusted, and that they will not take any position inconsistent therewith.

        3.2 APPORTIONMENTS. The following items shall be apportioned as of 11:59 p.m., on the day preceding the Closing Date: (a) personal property taxes, sewer rents and charges and other state, county, metropolitan and municipal taxes and assessments and charges affecting the Assets; (b) rents and other payments under any of the Assigned Contracts; (c) charges for water, electricity, gas, oil, steam and all other utilities (except to the extent disposed of by final billing to Seller); and (d) such other items as are customarily apportioned in connection with the sale of similar property, all such items prior to such time being for the account of Seller and all such times after such time being the account of Purchaser. Any adjustments required by the apportionments described herein shall be made as a part of the Purchase Price Adjustment described in Section 3.2.

        3.3 AGENCY RELATIONSHIP. In the event that, following the Closing Date, Seller or the Shareholder receive any funds, documents or instruments which constitute or are delivered in respect of Assets transferred to Purchaser pursuant to this Agreement, Seller and the Shareholder agree to hold such funds, documents or instruments in trust for Purchaser and as Purchaser's agent therefor.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                               AND THE SHAREHOLDER

        4.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDER. As an inducement to the Purchaser to enter into and perform this Agreement, Seller and the Shareholder, jointly and severally, hereby represent and warrant to Purchaser as follows:

        4.2 EXISTENCE AND GOOD STANDING. Seller is a corporation duly organized and validly existing under the laws of the State of Louisiana. Seller has the full corporate power and authority to own, lease and operate its property and to carry on the Business as now being conducted and to own or lease the Assets owned or leased by it. Seller is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Seller or the nature of the business conducted by Seller makes such qualification necessary and the absence of which would have a Material Adverse Effect.

        4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has full corporate power and authority, and the Shareholder have full power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors and the Shareholder of Seller, and no other action on the part of Seller or its Shareholder is necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and the Shareholder and is a valid and binding obligation of Seller and the Shareholder enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        4.4 CAPITAL STOCK. The authorized capital stock of the Seller consists solely of 1,000 shares of common stock of which 1,000 shares have been issued, and are outstanding, all of which are owned by the Shareholder. All of the shares of common stock of the Seller have been duly and validly authorized and issued, and are fully paid and nonassessable and free of any liens or encumbrances.

        4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
Schedule 4.5, the execution, delivery and performance of this Agreement by Seller and the Shareholder and the consummation by Seller and the Shareholder of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Seller;
(b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller or the Shareholder or by which any of Seller's properties or assets may be bound; (c) require any filing by Seller or the Shareholder with, or require Seller or the Shareholder to obtain any permit, consent or approval of, or require Seller or the Shareholder to give any notice to, any governmental or regulatory body, agency or authority other than as set forth in
Schedule 4.5 attached hereto; or (d) result in a violation or breach by Seller or the Shareholder of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller or the Shareholder (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Seller or the Shareholder under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which Seller or the Shareholder is a party, or by which Seller or any of its properties or assets may be bound, except for such violations, consents, breaches, defaults, terminations and accelerations which would not have a Material Adverse Effect.

        4.6 SUBSIDIARIES AND AFFILIATES. Seller has no subsidiaries. Except as set forth on Schedule 4.6, all of the Assets used in the Business are owned by Seller, and on consummation of the transactions contemplated hereby Purchaser will have acquired all of the Assets used in the Business.

        4.7 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. Seller has heretofore furnished Purchaser with the unaudited combined balance sheet of Seller and United Dental Care Tom Harris D.D.S. & Associates as of May 31, 1996 (the "Balance Sheet Date") and the unaudited statements of operations and cash flows for the year then ended (the "Financial Statements"). The Financial Statements fairly present in all material respects the financial position of Seller and United Dental Care Tom Harris D.D.S. & Associates at the date thereof and the results of operations of Seller and United Dental Care Tom Harris D.D.S. & Associates and their cash flows for the period indicated. Except as set forth in Schedule 4.7 attached hereto, since the Balance Sheet Date there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Seller.

        Other than as (i) disclosed on the Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business or (iii) disclosed on Schedule 4.7 or another Schedule hereto, the Seller has no direct or indirect indebtedness, liability, claim, deficiency, obligation or responsibility, known or unknown, fixed or contingent, liquidated or unliquidated, accrued, absolute or otherwise.

        4.8 BOOKS AND RECORDS. The Seller has previously made available to Purchaser true, correct and complete copies of its articles of incorporation and bylaws, and all amendments to each. The minute books of Seller, as previously made available to Purchaser and its representatives, contain accurate records in all material respects of the meetings of, the shareholders and Board of Directors of Seller.

        4.9 TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION. Except as set forth in
Schedule 4.9 or 4.10, and except for properties and assets reflected in the Financial Statements or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, Seller has good and valid title to the Assets, in each case subject to no Encumbrances except for (i) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business,

(ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, (iii) Encumbrances created by Purchaser, and (iv) Encumbrances relating to Assumed Obligations and obligations assumed by New PC (liens of the type described in clauses (i), (ii), (iii) and (iv) above and liens disclosed on Schedules 4.9 or 4.10 are hereinafter sometimes referred to as "Permitted Encumbrances"). Seller has heretofore furnished Purchaser with a fixed asset ledger which sets forth all fixed assets owned by Seller as of the Balance Sheet Date. Seller and the Shareholder are not aware of any defects in such assets that would have a Material Adverse Effect on the ability of Purchaser to use such assets in the Business, ordinary wear and tear excepted.

        4.10 REAL PROPERTY. Schedule 4.10 identifies all interests in real property used by the Seller in the Business, including leases, and includes the name of the record title holder thereof. All of the buildings, structures and appurtenances situated on the real property owned or leased by Seller are in such an operating condition, and in a state of maintenance and repair, subject to ordinary wear and tear, as is necessary for the operation of the Assets in the Business. The real property has adequate rights of ingress and egress for operation of the Business in the ordinary course. No condemnation or similar proceeding is pending or, to the best knowledge of Seller and the Shareholder, threatened, which would preclude or impair the use of any such property, except where such proceeding would not have a Material Adverse Effect.

        4.11 LEASES. Schedule 4.11 contains an accurate and complete list of all personal property leases to which Seller is a party (as lessee or lessor) and an identification of all such leases to which Seller is a party as lessee. Each lease set forth in Schedule 4.11 is in full force and effect, and no event has occurred that with the giving of notice, the passage of time or both would constitute a default thereunder.

        4.12 MATERIAL CONTRACTS. Except as set forth in Schedule 4.12, the Assigned Contracts do not include (a) any agreement, contract or commitment relating to the employment of any person by Seller, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distributions, (c) any agreement, contract or commitment relating to capital expenditures in excess of $5,000 (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of Seller to engage in any line of business or to compete with any Person, (h) any agreement, contract or commitment which involves

$5,000 or more and is not cancelable without penalty within 30 days, or (i) any other agreement, contract or commitment which would have a Material Adverse Effect. Also set forth in Schedule 4.12 is a list of all proposals submitted by Seller to any third party that, if accepted by such third party, would require disclosure on Schedule 4.12. Except where it would not have a Material Adverse Effect, each contract or agreement set forth in Schedule 4.12 is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

        4.13 PERMITS. Schedule 4.13 attached hereto lists all of the governmental and other third party permits (including occupancy permits), licenses, consents and authorizations ("Permits") required, to the knowledge of Seller and the Shareholder, in connection with the use, operation or ownership of the Assets and the conduct of the Business as currently conducted. Seller holds all of the Permits listed on Schedule 4.13, and, except as set forth in
Schedule 4.13, none is presently subject to revocation or challenge. Except as set forth on Schedule 4.13, all such Permits will be assigned to Purchaser or New PC, and none of such Permits will be subject to revocation or termination as a result thereof.

        4.14 LITIGATION. Except as set forth in Schedule 4.14, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Seller and the Shareholder, threatened, against or affecting the properties, rights or goodwill of Seller, the Shareholder, or employees of Seller, and Seller and the Shareholder do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the knowledge of Seller and the Shareholder threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Purchaser will assume no liability whatsoever with respect to any matter described on Schedule 4.14. Schedule 4.14 also describes any actions, suits, disciplinary proceedings and investigations undertaken by the Dental Board of the States of Louisiana, Louisiana, Oklahoma and Tennessee, or other body regulating the activities of dentists, against Thomas Harris.

        4.15 TAXES. (a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods"), which are required to be filed by or with respect to Seller

(collectively, the "Returns") have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects.

               (b) Except as provided in Schedule 4.15 there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Seller or the Shareholder, threatened by any authority regarding any Taxes relating to Seller for any Pre-Closing Period.

               (c) There are no liens or security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.

               (d) Except as provided in Schedule 4.15, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any Pre-Closing Period and Seller has not been requested to enter into any such agreement or waiver.

               (e) All Taxes relating to Seller which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

               (f) Seller is not now nor has ever been a party to any Tax allocation or sharing agreement that could result in any liability to Purchaser.

        4.16 INSURANCE. Set forth in Schedule 4.16 is a complete list of insurance policies that Seller maintains with respect to its Business and properties that are included in the Assets or on its employees. Such policies are in full force and effect, are free from any right of termination on the part of the insurance carriers, and are transferable to Purchaser for the unexpired portion of their term. In the judgment of Seller, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Seller and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

        4.17 INTELLECTUAL PROPERTIES. Schedule 4.17 sets forth all material Intellectual Property used in the Business and the owner of such Intellectual Property. The operation of the Business as conducted by Seller as of the Closing Date requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 4.17 and rights granted to Seller pursuant to agreements listed on Schedule 4.17. Except as otherwise set forth in
Schedule 4.17, Seller owns all
right, title and interest in the Intellectual Property listed in Schedule 4.17. No litigation is pending or, to the knowledge of Seller or the Shareholder, threatened wherein Seller is accused of infringing or otherwise violating the Intellectual Property rights of another, or of breaching a contract conveying rights under Intellectual Property.

        4.18 COMPLIANCE WITH LAWS. Seller is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees applicable to the Business.

        4.19 EMPLOYMENT RELATIONS. (a) Seller is not and has not engaged in any unfair labor practice; (b) to the knowledge of Seller and the Shareholder, no representation question exists respecting the employees of Seller; (c) Seller has not been notified of any grievance that might have a Material Adverse Effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (f) no collective bargaining agreement is currently being negotiated by Seller.

        4.20 EMPLOYEE BENEFIT PLANS. Seller has delivered to Purchaser true and complete copies of all employee benefit plans, policies, programs and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date (the "Plans"). Each of the Plans has, to the knowledge of Seller and the Shareholder, been maintained in compliance with its terms and the requirements of all applicable laws. None of the Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and Seller and any entity required to be aggregated therewith pursuant to
Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

        4.21 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth in Schedule 4.21, and except where it would not have a Material Adverse Effect (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Seller Property by Seller, its authorized agents or its independent contractors (including suppliers) or any property adjoining any Seller Property,
(b) Hazardous Materials have not been Released or disposed of by Seller, its authorized agents or its independent contractors (including suppliers) on any Seller Property or any property adjoining any Seller Property except such Releases which do not violate any Environmental Laws, (c) Seller is, to its and the Shareholder's knowledge, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Seller Property, (d) there are no pending or, to the knowledge of Seller and the

Shareholder, threatened Environmental Claims against Seller or any Seller Property, (e) there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any Seller Property known to Seller or the Shareholder that could reasonably be anticipated (A) to form the basis of an Environmental Claim against Seller or any Seller Property, or (B) to cause such Seller Property to be subject to any restrictions on the ownership, occupancy use or transferability of such Seller Property under any Environmental Law, (f) there are not now and there never have been any underground storage tanks located on any Seller Property, and (g) Seller has not in the ordinary course of business transported or stored Hazardous Materials.

        4.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except for relationships with Affiliates, Seller does not possess, directly or indirectly, any financial interest in, and no Shareholder serves as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of Seller.

        4.23 COMPENSATION OF EMPLOYEES. Set forth in Schedule 4.23 is an accurate and complete list showing the names of all persons whose compensation from Seller collectively for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $20,000, together with a statement of the full amount paid or payable to each such person for services rendered during the current fiscal year to date.

        4.24 PAYORS. Schedule 4.24 sets forth the ten largest payors of Seller for the most recently completed fiscal year. The relationship of Seller with each of such payors as of the date of this Agreement is a good commercial working relationship, and except as set forth in Schedule 4.24 no significant payor has canceled or otherwise terminated or, to the knowledge of Seller or the Shareholder threatened to cancel or otherwise terminate its relationship with Seller within the last three years.

        4.25 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. Except as set forth on
Schedule 4.25, the Accounts Receivable are collectible in the ordinary course of business, net of the reserves established with respect thereto. Except as set forth on Schedule 4.25, there has been no change since the Balance Sheet Date (other than in the ordinary course of business) in the amount of the Accounts Receivable or other fees or debts due to Seller or the allowances with respect thereto, or Accounts Payable by Seller, from that reflected in such balance sheet.

        4.26 SOLVENCY. Seller is not entering into this Agreement with actual intent to hinder, delay or defraud creditors. Immediately prior to and immediately subsequent to the Closing Date:

               (a) the present fair salable value of the Assets of Seller (on a going concern basis) will exceed the liability of Seller on its debts (including its contingent obligations);

               (b) Seller has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

               (c) Seller will have sufficient capital with which to conduct its business, and the property of Seller does not constitute unreasonably small capital with which to conduct its business.

        For purposes of this Section 4.26 "debt" means any liability or a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

        4.27 DISCLOSURE. None of this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made.

        4.28 INVESTMENTS. The Assets do not include any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

        4.29 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby.

        4.30 COPIES OF DOCUMENTS. Seller has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                                   AND CASTLE

        5.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. As an inducement to the Seller and Shareholder to enter into and perform this Agreement, Purchaser hereby represents and warrants to Seller and Shareholder as follows:

               5.1.1 EXISTENCE AND GOOD STANDING. Purchaser is a corporation duly organized and validly existing under the laws of the State of Louisiana. Purchaser has the full corporate power and authority to own, lease and operate its property and to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

               5.1.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Purchaser, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

               5.1.3 CAPITAL STOCK. Purchaser is a wholly-owned subsidiary of Castle.

               5.1.4 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Purchaser; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of Purchaser's properties or assets may be bound; (c) require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority; or (d) result in a violation or breach by Purchaser of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Purchaser (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound, except for such violations, consents, breaches, defaults, termination and accelerations which would not have a Material Adverse Effect.

               5.1.5 COMPLIANCE WITH LAWS. To the knowledge of Purchaser, Purchaser is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to its business, except where any noncompliance would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Purchaser.

               5.1.6 BROKER'S OR FINDER'S FEES. Except for a fee payable by or on behalf of Purchaser to The GulfStar Group, no agent, broker, Person or firm acting on behalf of Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

        5.2 REPRESENTATIONS AND WARRANTIES OF CASTLE. As an inducement to the Seller and Shareholder to enter into and perform this Agreement, Castle hereby represents and warrants to Purchaser and Shareholder as follows:

        5.2.1 EXISTENCE AND GOOD STANDING. Castle is a corporation duly organized and validly existing under the laws of the State of Delaware. Castle has the full corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Castle is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Castle or the nature of the business conducted by Castle makes such qualification necessary and the absence of which would have a Material Adverse Effect.

        5.2.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Castle has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Castle and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Castle, and no other action on the part of Castle is necessary to authorize the execution, delivery and performance of this Agreement by Castle and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Castle and is a valid and binding obligation of Castle enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        5.2.3 CAPITAL STOCK.The authorized capital stock of Castle consists solely of 18,755,263 shares of Common Stock and 1,244,737 shares of Preferred Stock, $.001 par value per share.

        5.2.4 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Castle, threatened, against or affecting the properties, rights or goodwill of Castle, Purchaser or their employees, except where such Proceeding would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Castle or Purchaser, and Purchaser does not know of any valid basis for any such action, proceeding or investigation. There are no such Proceedings pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

        5.2.5  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as set forth on
Schedule 5.2.5, the execution, delivery and performance of this Agreement by Castle and the consummation by Castle of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Castle;
(b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Castle or by which any of Castle's properties or assets may be bound; (c) require any filing by Castle with, or require Castle to obtain any permit, consent or approval of, or require Castle to give any notice to, any governmental or regulatory body, agency or authority other than as set forth in
Schedule 5.2.5 attached hereto; or (d) result in a violation or breach by Castle of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Castle (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Castle under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which Castle is a party, or by which Castle or any of its properties or assets may be bound, except for such violations, consents, breaches, defaults, terminations and accelerations which would not have a Material Adverse Effect.

        5.2.6 FINANCIAL STATEMENT; NO MATERIAL ADVERSE CHANGE. Castle has heretofore furnished Purchaser with its audited financial statements for the year ended December 31, 1995 and the unaudited statements of operations and cash flows for the interim period ended May 31, 1996 (the "Castle Financial Statements"). The Castle Financial Statements fairly present in all material respects the financial position of Castle at the dates thereof and the results of operations of Castle and its cash flows for the period indicated. Except as set forth in Schedule 5.2.6 attached hereto, since May 31, 1996, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Castle.

        5.2.7 BOOKS AND RECORDS. Castle has previously made available to Seller true, correct and complete copies of its articles of incorporation and bylaws, and all amendments to each.

        5.2.8 COMPLIANCE WITH LAWS. To the knowledge of Castle, Castle is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to its business which are necessary for Castle to perform its obligations hereunder, except where any noncompliance would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Castle.

        5.2.9 CONSENT OF LENDER. Castle has submitted to NationsBank of Texas, N.A. ("NationsBank") certain information and has entered into certain discussions with NationsBank regarding the transactions contemplated hereby. Based on such discussions, Castle believes that NationsBank will consent to the transactions contemplated by this Agreement.

                                   ARTICLE VI

            CONDITIONS TO SELLER'S AND THE SHAREHOLDER'S OBLIGATIONS

        The obligations of Seller and the Shareholder under this Agreement to sell the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by the party entitled to performance) on or prior to the Closing Date of all of the following conditions:

        6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Castle contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Purchaser and Castle shall have delivered to Seller on the Closing Date a certificate of an authorized officer of Purchaser and Castle, dated the Closing Date, to such effect.

        6.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Purchaser and Castle to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser and Castle shall have delivered to Seller a certificate of an authorized officer of each of Purchaser and Castle, dated the Closing Date, to such effect.

        6.3 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Purchaser and Castle shall have delivered to Seller a certificate of an authorized officer of each of Purchaser and Castle, dated the Closing Date, to such effect to the best knowledge of such officer.

        6.4 CONSIDERATION. The Seller shall have received the consideration described in Section 3.1.

        6.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

        6.6 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and the Shareholder and their counsel, and Seller and the Shareholder shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

        6.7 GOOD STANDING CERTIFICATES. Seller shall have received good standing and corporate existence certificates respecting Purchaser and Castle.

        6.8 OTHER TRANSACTION. Castle Dental Centers of Arkansas, Inc. and Castle Dental Centers of Oklahoma, Inc. shall have acquired substantially all of the assets of United Dental Care Tom Harris D.D.S. & Associates on terms and conditions set forth in the Arkansas Purchase Agreement.

                                   ARTICLE VII

               CONDITIONS TO PURCHASER'S AND CASTLE'S OBLIGATIONS

        The obligations of Purchaser and Castle under this Agreement to purchase the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of all of the following conditions:

        7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and the Shareholder contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; and Seller and the Shareholder shall have delivered to Purchaser on the Closing Date a certificate of an authorized representative of Seller and the Shareholder, dated the Closing Date, to such effect.

        7.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Seller shall have delivered to Purchaser a certificate of an authorized representative of Seller, dated the Closing Date, to such effect.

        7.3 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the condition of Seller or the financial results of its operations in the period commencing with the date of this Agreement and ending on the Closing Date, compared to the same period in previous years.

        7.4 DOCUMENTS OF CONVEYANCE. Purchaser shall have received from Seller fully executed documents of conveyance, in form and substance reasonably satisfactory to Purchaser and its counsel, vesting in Purchaser good and valid title to the Assets, free and clear of any Encumbrances except Permitted Encumbrances.

        7.5 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Seller shall have delivered to Purchaser a certificate of an authorized representative of Seller, dated the Closing Date, to such effect to the best knowledge of such officer.

        7.6 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

        7.7 CONSENTS. Each of the consents referred to in Schedule 5.2.5 attached hereto shall have been obtained, and Purchaser shall have also received the consent of all other parties, including its senior lender, whose consent is required to permit Purchaser to perform its obligations hereunder.

        7.8 LEGAL OPINION. Seller shall have delivered to Purchaser the opinion of their counsel, substantially in the form of Exhibit A attached hereto.

        7.9 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

        7.10 NEW PC. New PC shall have been duly and validly organized with a license holder mutually agreeable to Castle and Purchaser, and the appropriate New PC shall have entered into Employment Agreements with the dentists presently employed by Seller and Seller shall have duly and validly assigned, to the extent assignable, to the appropriate New PC all reimbursement contracts with third party insurance companies, managed care companies and other reimbursement sources referred to in Section 2.2(a). Seller shall also have delivered to the appropriate New PC all patient records and shall have duly and validly assigned, to the extent assignable, to the appropriate New PC all Permits and such other of the Assets as are required for the appropriate New PC to perform its obligations under the Management Services Agreement.

        7.11 EXECUTION OF MANAGEMENT SERVICES AGREEMENT. Purchaser and New PC shall have entered into a Management Services Agreement substantially in the form of Exhibit B attached hereto.

        7.12 PRACTICE PURCHASE AGREEMENT. Seller shall have entered into Practice Purchase Agreement with Purchaser, substantially in the form of Exhibit C attached hereto.

        7.13 APPROVAL OF LENDERS. All approvals and consents required to be received from Castle's lenders as a condition to funding the acquisition described herein shall have been received.

        7.14 CONSUMMATION OF INITIAL PUBLIC OFFERING. Castle shall have consummated an initial public offering of its Common Stock.

        7.15 SELLER NAME CHANGE. Seller shall have changed its corporate name to a name not including the words "United Dental Care".

        7.16 TRADENAME AND TRADEMARK LICENSE AGREEMENTS. Purchaser and New PC shall have entered into a Tradename License Agreement and a Trademark License Agreement in form and substance satisfactory to Purchaser and its counsel.

        7.17 ACCOUNTS RECEIVABLE PURCHASE AGREEMENT. Purchaser and New PC shall have entered into an Accounts Receivable Purchase Agreement in form and substance satisfactory to Purchaser and its counsel. Purchaser and New PC also shall have sent to the appropriate parties the letters and notifications attached as exhibits thereto, and filed in the appropriate offices the UCC Financing Statement attached thereto.

        7.18 OPTION AGREEMENT. Purchaser and the shareholder of New PC shall have entered into an Option Agreement regarding ownership of stock in New PC, substantially in the form of Exhibit D, and certificates representing shares of stock in New PC shall be inscribed with an appropriate legend referencing the Option Agreement.

        7.19 OTHER TRANSACTION. Castle Dental Centers of Arkansas, Inc. and Castle Dental Centers of Oklahoma, Inc. shall have acquired substantially all of the assets of United Dental Care Tom Harris D.D.S. & Associates on terms and conditions set forth in the Arkansas Purchase Agreement.

        7.20 GOOD STANDING CERTIFICATES. Purchaser shall have received good standing and corporate existence certificates respecting the Seller.

        7.21 RELEASES OF LIENS. Purchaser shall have received evidence satisfactory to Purchaser and its counsel to the effect that all liens and other encumbrances on the Assets being transferred either to Purchaser or New PC (other than Permitted Encumbrances) have been released.

                                  ARTICLE VIII

                     COVENANTS OF SELLER AND THE SHAREHOLDER

        Seller and the Shareholder hereby covenant and agree with Purchaser as follows:

        8.1 COOPERATION BY SELLER. Seller and the Shareholder shall use their reasonable best efforts to cooperate with Purchaser to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller and the Shareholder to effect the transactions contemplated on its or his part hereby, and Seller and the Shareholder shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Seller and the Shareholder further agree to deliver to Purchaser prompt written notice of any event or condition which if it existed on the date of this Agreement, would result in any of the representations and warranties of Seller or the Shareholder contained herein being untrue in any material respect.

        8.2 CONDUCT OF BUSINESS. Except as Purchaser may otherwise consent to in writing, between the date hereof and the Closing Date, Seller shall, (a) conduct the Business only in the ordinary course, (b) use its reasonable efforts to keep available the services of its employees and maintain satisfactory relationships with licensors, suppliers, lessors, distributors, customers, clients and others,
(c) maintain, consistent with past practice and good business judgment, all the Assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all the Assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice, (e) not incur any indebtedness other than current taxes not yet due and payable and accounts payable and other accrued expenses incurred in the ordinary course of business, or permit any lien to be placed on any of the Assets and (f) not make any capital expenditure in excess of $5,000.

        8.3 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller nor the Shareholder shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser, concerning any sale of the Assets or any material part thereof or a similar transaction involving Seller or the Shareholder.

        8.4 REVIEW OF THE ASSETS. Purchaser may, prior to the Closing Date, through its representatives, review (a) the Assets, (b) the complete working papers of Seller's certified public accountants used in their preparation of financial statements for Seller and (c) the Books and Records of Seller and to otherwise review the financial and legal condition of Seller as Purchaser deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Seller and the Shareholder hereunder or the remedies of Purchaser for breaches of those representations and warranties. Such review shall occur only during normal business hours upon reasonable notice by Purchaser. Seller and the Shareholder shall permit Purchaser and its representatives to have, after the execution of this Agreement, full access to employees of any Seller who can furnish Purchaser with financial and operating data and other information with respect to the Business as Purchaser shall from time to time reasonably request.

        8.5 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Seller and the Shareholder shall, at the reasonable request of Purchaser and at Purchaser's expense, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

        8.6 LICENSE HOLDER OF NEW PC. Seller and Shareholder shall use their best efforts to secure a license holder for the New PC that will execute the Management Services Agreement and the Option Agreement substantially in the forms attached to this Agreement, with such changes thereto as are agreed by the license holder and the Purchaser. Seller and Shareholder understand and agree that during the period that Shareholder is a consultant or employee of Purchaser or any of its Affiliates, any financial accommodation (other than payment provisions set forth in the Management Services Agreement, the Option Agreement and any agreement for employment or dental services by and between Purchaser and such license holder pertaining to matters other than financial accommodations for serving as a license holder) that any party makes or agrees to make to any third party in order to induce such third party to become a license holder of the New PC shall be for the account of Seller and Shareholder and shall not be the responsibility of Purchaser or Castle. Provided, however, that the aggregate financial accommodation for which Seller and Shareholder shall be responsible, when added to other financial accommodations described in that certain Asset Purchase Agreement to which Shareholder is a party with Castle Dental Centers of Arkansas, shall not exceed $75,000 per year while he is employed or consulting. In the event Shareholder has not obtained a license holder within 45 days of the date hereof, Purchaser may seek and retain a license holder to perform the obligations of the license holder under the Management Services Agreement.

                                   ARTICLE IX

                             COVENANTS OF PURCHASER

        Purchaser hereby covenants and agrees with Seller and the Shareholder as follows:

        9.1 COOPERATION BY PURCHASER. Purchaser will use its reasonable best efforts, and will cooperate with Seller and the Shareholder, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Purchaser to effect the transactions contemplated on its part hereby, and Purchaser will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Purchaser further agrees to deliver to Seller and the Shareholder prompt written notice of any event or condition, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Purchaser contained herein being untrue in any material respect.

        9.2 BOOKS AND RECORDS; PERSONNEL. At all times after the Closing Date, Purchaser shall allow Seller and any agents of any Seller, upon reasonable advance notice to Purchaser, access to all Books and Records of Seller which are transferred to Purchaser in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Purchaser's principal places of business or at any location where such Books and Records are stored, and Seller shall have the right, at Seller's sole cost, to make copies of any such Books and Records.

        9.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Purchaser shall, at the request of Seller or the Shareholder, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

                                    ARTICLE X

                                   TERMINATION

        10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                (a) by the mutual written consent of Purchaser, Castle, the Shareholder and Seller; or

               (b) by Purchaser or Seller in writing without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing Date shall not have occurred on or before December 31, 1996; or

               (c) by either Purchaser and Castle, on the one hand, or the Shareholder and Seller, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement), if the other party shall (i) fail in any material respect to perform its or their covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) breach or have breached in any material respect any of its representations or warranties contained herein.

        10.2 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 12.8 and 12.11 hereof and the obligations set forth in the next succeeding sentence of this Section 10.2. Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

        11.1 INDEMNIFICATION OF THE SELLER BY PURCHASER. Purchaser, from and after the Closing Date, shall indemnify and hold Seller and the Shareholder and their respective Affiliates (the "Seller Indemnitee") harmless from and against any and all damages (including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by any Seller Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Purchaser under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Seller by the Purchaser pursuant to the terms of this Agreement; (b) any liability or obligation (other than those for which Purchaser are being indemnified by Seller and the Shareholder hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date; or (c) any liability or obligation under the Assumed Obligations.

        11.2 INDEMNIFICATION OF THE SELLER BY CASTLE. Castle, from and after the Closing Date, shall indemnify and hold Seller and the Shareholder and their respective Affiliates (the "Seller Indemnitee") harmless from and against any and all damages (including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by any Seller Indemnitee as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Castle under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or be furnished to the Seller by Castle pursuant to the terms of this Agreement.

        11.3 INDEMNIFICATION OF THE PURCHASER AND CASTLE. Seller and the Shareholder, jointly and severally, shall indemnify and hold Purchaser, Castle and their respective Affiliates (the "Purchaser Indemnitee") harmless from and against any and all Damages suffered by any Purchaser Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Seller or the Shareholder under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Purchaser by the Seller pursuant to the terms of this Agreement, (b) any liability or obligation (other than those for which Seller and the Shareholder are being indemnified by Purchaser hereunder and other than those relating to or arising from the Assumed Obligations and obligations assumed by New PC) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date, or (c) the uncollectibility of any Account Receivable (net of applicable reserve), after six months.

        11.4 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

        11.5 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

        11.6 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

        11.7 RIGHT TO PARTICIPATE. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

        11.8 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

                                   ARTICLE XII

                                  MISCELLANEOUS

        12.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

        12.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned by Seller or the Shareholder without the prior written consent of Purchaser or by Purchaser to any Person without the prior written consent of Seller.

        12.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

        12.4 HEADINGS. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

        12.5 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

        12.6 NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any Person (other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

        12.7 SALES AND TRANSFER TAXES. Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

        12.8 EXPENSES. Except as otherwise provided in this Agreement, Seller, the Shareholder and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

        12.9 NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               if to Purchaser, to:

               Castle Dental Centers of Louisiana, Inc.
               1360 Post Oak Boulevard
               Suite 1300
               Houston, Texas   77056-3021


               if to Castle, to

               Castle Dental Centers, Inc.
               1360 Post Oak Boulevard
               Suite 1300
               Houston, Texas   77056-3021

               with a copy to:

               Mr. William D. Gutermuth
               Bracewell & Patterson, L.L.P.
               South Tower Pennzoil Place
               711 Louisiana, Suite 2900
               Houston, Texas   77002-2856

               if to Seller or the Shareholder to:

               Dr. Tom Harris
               United Dental Care Tom Harris D.D.S. & Associates
               4700 West Commercial, Suite A
               North Little Rock, Louisiana  72116
               with a copy to:

               Ms. Paula J. Storeygard
               Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd.
               One Riverfront Place
               Suite 850
               North Little Rock, Louisiana   72114

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

        12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regards to conflict of law rules thereof.

        12.11 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may disclose such information as is required to comply with the requirements of its lenders and investors and to comply with applicable securities laws. No party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.

        12.12 CONSENT TO JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any federal or state court located in Shreveport, Louisiana, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

        12.13 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

        12.14 ENFORCEMENT. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Assets or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

                [The remainder of this page has been intentionally left blank.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                            CASTLE DENTAL CENTERS OF LOUISIANA,
                                            INC.

                                            By:_____________________________
                                               Name: Jack H. Castle, Jr.
                                               Title:  Chief Executive Officer


                                            CASTLE DENTAL CENTERS, INC.

                                            By:______________________________
                                               Name: Jack H. Castle, Jr.
                                            Title: President


                                          UNITED DENTAL CARE TOM HARRIS D.D.S. &
                                            ASSOCIATES

                                            By:_____________________________
                                               Name: Tom Harris
                                               Title: President

                                            --------------------------------
                                            Tom Harris


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